UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PUSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Discovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2333914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Discovery, Inc.

230 Park Avenue South

New York, New York 10003

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-261188

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Discovery, Inc. (“Discovery”), to be renamed Warner Bros. Discovery, Inc. (“WBD”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of WBD’s Series A common stock, par value $0.01 per share (the “WBD Common Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of the WBD Common Stock on the Nasdaq Stock Market LLC. The trading symbol for the WBD Common Stock will be “WBD.”

Discovery is registering shares of WBD Common Stock to be issued in connection with the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2021, as it may be amended from time to time (the “Merger Agreement”), by and among Discovery, Drake Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Discovery (“Merger Sub”), AT&T Inc., a Delaware corporation (“AT&T”), and Magallanes, Inc., a Delaware corporation and a wholly owned subsidiary of AT&T (“Spinco”), pursuant to which, among other things, (1) Merger Sub will merge with and into Spinco, with Spinco continuing as the surviving company and a wholly owned subsidiary of WBD and (2) Discovery will reclassify and automatically convert each share of Discovery’s Series A common stock, par value $0.01 per share, Series B common stock, par value $0.01 per share, Series C common stock, par value $0.01 per share, Series A-1 convertible participating preferred stock, par value $0.01 per share, and Series C-1 convertible participating preferred stock, par value $0.01 per share, into such number of shares of WBD Common Stock as set forth in the Merger Agreement, as described in Discovery’s Registration Statement on Form S-4 (Reg. No. 333-261188), as amended (the “Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered.

A description of the WBD Common Stock is set forth under the caption “Description of Capital Stock of Discovery and WBD” in the Registration Statement, which description is incorporated herein by reference. The description of the WBD Common Stock included in any form of prospectus that constitutes part of the Registration Statement and is filed by Discovery pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall also be deemed incorporated herein by reference. The description of the WBD Common Stock is qualified in its entirety by reference to the form of WBD’s second restated certificate of incorporation and the form of WBD’s amended and restated bylaws, which are respectively filed as Exhibits 3.4 and 3.6 hereto and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as part of this registration statement on Form 8-A:

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Discovery, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Discovery, Inc. for the year ended December 31, 2020).

3.2	Certificate of Designation of Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Discovery, Inc. filed on August 7, 2017).

3.3	Certificate of Designation of Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Discovery, Inc. filed on August 7, 2017).

3.4	Form of Second Restated Certificate of Incorporation of Warner Bros. Discovery, Inc. (incorporated by reference to Annex F to the proxy statement/prospectus which forms part of Amendment No. 3 to Discovery, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-261188)).

3.5	Amended and Restated Bylaws of Discovery, Inc., effective as of November 10, 2020 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Discovery, Inc. filed on November 13, 2020).

3.6	Form of Amended and Restated Bylaws of Warner Bros. Discovery, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Discovery, Inc. filed on March 7, 2022).

4.1	Specimen Certificate for Shares of Discovery, Inc.’s Series A common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to Discovery, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-151586)).

4.2	Specimen Certificate for Shares of Discovery, Inc.’s Series B common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.2 to Discovery, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-151586)).

4.3	Specimen Certificate for Shares of Discovery, Inc.’s Series C common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.3 to Discovery, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-151586)).

4.4	Form of Series A Common Stock Certificate of Warner Bros. Discovery, Inc. (incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to Discovery, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-261188)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Discovery, Inc.

By:	/s/ Gunnar Wiedenfels
Name:	Gunnar Wiedenfels
Title:	Chief Financial Officer

Date: April 1, 2022